Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of the 7th day of October, 2008 (“Effective Date”) by and between the River Rock Entertainment Authority (“Authority”), a governmental instrumentality of the Dry Creek Rancheria Band of Pomo Indians (“Tribe”), on behalf of the River Rock Casino (“Casino”), a governmental economic development project of the Tribe, and John Cirrincione (“Employee”).

The parties hereto expressly intend that this Agreement describe Employee’s relationship as an employee of the Authority solely in respect of the Casino and not as a contractor, including without limitation not being a contractor as that term is used in 25 USC § 2711 and 25 CFR § 502.15. The parties have purposefully structured the terms and provisions of this Agreement consistent with, and in furtherance of, this expressed intent.

l. Employment.  On and subject to the terms and conditions of this Agreement, the Authority, on behalf of the Casino, hereby employs Employee, and Employee hereby accepts employment by the Authority, as the Casino’s Chief Operations Officer (“COO”).  As COO, Employee shall undertake the day-to-day operational responsibilities for the Casino, assist in developing the Casino and other related entities of the Authority as the Authority’s Board of Directors (“Board”) shall direct, and carry out such other duties as are set forth in Section 2.  Employee shall report to, be accountable to and work under the Board, the CEO of the Authority, the General Manager of the Casino, and such other Tribal persons as the Authority or, if the Authority shall cease to exist, the Tribe may hereafter designate.

2. Reporting and Duties. Employee shall report directly to the CEO of the Authority and the General Manager of the Casino with respect to all operations and expenditures of the Casino and otherwise to the extent requested by the Board.  Without limiting the foregoing, Employee shall perform such executive duties as are commonly attendant upon the office of a casino chief  operations officer and such further executive duties as may be specified from time to time by the Board, the Authority CEO or the Casino General Manager (in that order of precedence), including without limitation:

(a)           Assisting the Authority CEO and the Casino General Manager with managing, directing and supervising the operations of the Casino, including its employees and all of its departments (including without limitation, its gaming, regulatory compliance, food and beverage, transportation, parking, public relations, accounting, marketing, purchasing, and other departments);

(b)           Enforcing the River Rock Casino mission statement;

(c)           Providing leadership to all Casino personnel;

(d)           In collaboration with Human Resources, being responsible for the selection, hiring, assignment, re-assignment, discipline and termination of Casino employees, structuring departments, defining personnel duties and responsibilities, implementing personnel, wage and benefit policies approved by the Board for Casino employees, and implementing and enforcing the Tribe’s TERO ordinance;

(e)           Assisting in the development of short and long term goals and objectives for the Casino;

(f)            Preparing annual operating budgets and required modifications to such budgets and,  subject to the approval of the Board, implementing such budgets;

(g)           Overseeing formulation and implementation of Casino marketing plans in conjunction with the Marketing Manager, including all promotions, sponsorships, advertising, media, and public relations;

(h)           Assisting in the preparation and presentation to the Board of periodic economic, financial, business, marketing, regulatory and other reports;

(i)            Assuring compliance by the Casino with all applicable laws, including but not limited to compliance with federal securities law, Treasury Department tax reporting and withholding (including payroll and gambling tax), federal anti-money laundering statutes and regulations, Sarbanes – Oxley laws, Indian Gaming Regulatory Statutes and regulations, the Johnson Act, the Tribal-State Compact with California, the Tribal Gaming Ordinance, and all other applicable federal, state and Tribal laws;

(j)            Assuming and exercising responsibility for the overall ambience, maintenance and cleanliness of the Casino;

(k)           Assisting in the analysis of Casino operations to ensure maximum efficiency, optimizing operational efficiency, increasing cost effectiveness and ensuring that quality assurance programs are adopted and implemented;

(l)            Working with Human Resources in recruiting and hiring managers, supervisors, and employees for the Casino according to the Tribal TERO plan;

(m)          Developing and implementing programs for hiring, training and advancing Tribal members for supervisory and management positions in accordance with the preference policies of the Tribe and the Casino;

(n)           Preparing, implementing and directing Authority and Casino compliance programs, including programs intended to ensure that the Casino meets the requirements of the Indian Gaming Regulatory Act, the Tribal-State Gaming Compact between the Tribe and the State of California (the “Compact”), the laws and ordinances of the Tribe, other applicable laws, and agreements to which the Tribe and/or the Authority is a party;

(o)           Preparing, implementing and directing programs to ensure that the Casino meets all federal, Tribal (including Tribal Gaming Authority (“TGA”)) and Compact requirements for internal controls and establishing, implementing and enforcing policies designed to maintain the integrity of the Casino and other gaming operations to which Employee is assigned, for the protection of the Tribe, the Authority, the Board, the Casino, its customers and the public, in accordance with law and industry standards; and

(p)           Attending all required meetings and trainings.

3. Term. The term of this Agreement (“Term”) shall commence on the Effective Date and shall end three (3) years after the Effective Date, unless terminated earlier by the parties as provided herein.

4. Full-Time Service. Employee agrees that during the Term of this Agreement, unless earlier terminated, he will commit his full time and energies to the duties imposed hereby and, further, agrees that during the term of this Agreement he will not (whether as an officer, director, member, employee, partner, proprietor, investor, security holder, lender, associate, consultant, adviser or otherwise) directly or indirectly, engage in the business of the Casino as a competitor or otherwise without the express prior written consent of the Board in its sole discretion.

5. Compensation.

(a)   From and after the Effective Date Employee will be paid a base salary of Two Hundred Seventy Five Thousand Dollars ($275,000.00) per annum (“Base Compensation”), subject to applicable withholding taxes and required deductions.

(b)   Payments in discharge of the Base Compensation shall be made in 1/26 payments thereof every other workweek on the day established for payroll payments to other employees of the Casino.

(c)   Employee’s Base Compensation may be increased annually, at the discretion of the Board based on Employee’s annual written review.

(d)   Employee shall be eligible for an annual bonus of not more than twenty-five percent (25%), as determined by the Board in its sole discretion, based on the Base Compensation earned for the year in question, payable within 45 days after the Anniversary Date.

(e)   Employee will be entitled, on the same basis as other executive employees of the Casino, to participate in and receive benefits under the Casino’s benefit plans for executives, if any, as such plans may be modified from time to time, except that Employee will be entitled to seven (7) days of additional Personal Time Off (PTO) annually in excess of the Casino’s normal PTO policy.

(f)    The Employee shall be reimbursed for all reasonable and necessary business expenses incurred in performing his duties under this Agreement, subject to the reimbursement policy established by the Casino.  Such reimbursements shall be supported by adequate record-keeping and other requirements as may be necessary or appropriate to comply with the Internal Revenue Code.

(g)   Employee will have the right to be reimbursed for any legal fees incurred as the result of defending himself in any third party lawsuit arising out of Employee’s obligations under this Agreement; provided that all such defenses shall be managed and controlled by the Authority and with counsel reasonably approved by the Authority.  Employee is and will continue to be covered under the Authority’s errors and omissions insurance as such insurance covers all members of the Board.

6. Licensing Issues.  Employee warrants and represents that he is eligible and suitable for a background clearance and license to hold a key employee or manager’s position in a gaming establishment under Tribal, State and federal law.  Employee agrees to timely apply for any background investigations and license(s) as may be required under applicable law, including with particularity the Compact and the Tribe’s gaming ordinance, and as may be necessary to enable him to engage in his employment hereunder.  The Casino shall pay all costs associated with such licensing and backgrounding.  Employee will maintain all gaming licenses and suitability determinations in good standing as a continuing condition of his employment under this Agreement, and shall notify the TGA of any information that is material to, or a change from, any information sought or contained in his Tribal gaming license application or his suitability in general for a gaming license, and shall do so as soon as possible after such information is known to Employee.

7. Termination.

(a) Employee may be terminated prior to the end of the Term by the Authority under the following circumstances:

(i) Upon termination, revocation or disapproval of any license or suitability determination required by law to be obtained and held by Employee in order to perform lawfully as an employee of a Tribal gaming operation, the Authority or the Casino, or if any event renders it unlawful for the Tribe or the Authority to continue to operate the Casino or otherwise to conduct casino gaming on the reservation; or

(ii) Employee shall commit an act constituting Cause, “Cause” being defined as (a) an act of intentional dishonesty against the Tribe, the Authority or the Casino; (b) conviction of any criminal charge involving moral turpitude; (c) the deliberate or intentional refusal by Employee (except by reason of disability) to perform his duties hereunder; (d) gross negligence in the performance of his duties hereunder; or, (e) failure to perform his duties in a manner consistent with his professional obligations after prior sufficient verbal and written warnings; or

(iii) Employee shall die; or

(iv) The Authority shall for any reason cease to operate the Casino; or

(v) Employee shall become unable to perform the duties and responsibilities set forth in this Agreement by reason of long-term physical or mental disability, defined as a period of disability that exceeds three (3) months; or

(vi) Either party shall give the other party hereto ninety (90) days’ written notice of Employee’s resignation or termination.

(b) If Employee’s employment should be terminated under paragraphs 7 (a)(i), (a)(ii) or (a)(vi) above (provided that this subparagraph (b) shall only apply to paragraph 7 (a)(vi) to the extent that Employee has resigned), then Authority shall within ten (l0) days of such termination pay Employee the accrued Base Compensation to the date Employee is terminated, whereupon Authority and/or Casino shall have no further liability or obligation to Employee under this Agreement.

(c) If Employee is terminated under paragraphs 7 (a)(iii), (a)(iv), (a)(v) or (a)(vi) (provided that this subparagraph (c) shall only apply to paragraph 7 (a)(vi) to the extent that Authority has terminated Employee), the Authority shall pay to the Employee on a pro-rata basis the Base Compensation for a period of three (3) months from the date of termination and Employee shall be eligible for all employee benefits during that three-month period, pro-rated to that period.  Employee shall be paid all amounts due him at the time of termination when they would otherwise be paid, including the pro rata share of the bonus for the year in which the termination occurred.

(d) Upon the payment of all or any part of the compensation provided for in this paragraph 7, or its mitigation under this paragraph, the Authority and Casino will have no further liability or obligation to Employee under this Agreement or arising from the employment relationship except that obligation provided for in this paragraph 7.

(e) Employee will be liable in damages for all losses and expenses incurred by Casino and/or Authority if he is terminated for Cause or if Employee terminates his employment for any reason not authorized herein, with the exception of termination by written notice agreed to by both parties. Any such termination of or by Employee will constitute a waiver by Employee of all claims against the Authority and the Casino except for the accrued Base Compensation and applicable benefits to the date of his termination as provided for in this Section 7, and subject to any amounts due from Employee.

8. Confidentiality of Proprietary Information.  Any information acquired by Employee while employed under this Agreement in any way connected with the Tribe, its officers and members, the Authority, its officers, the TGA, or the Casino or any Tribal or Authority gaming operation, including but not limited to information related to employee lists, patron lists, marketing plans, operating procedures, surveillance and security equipment, policies, procedures or personnel,

Tribal deliberations, plans or decisions (by any Tribal body) and other information proprietary to the Tribe, the Authority, the TGA or the Casino, is hereby acknowledged by Employee to be confidential information belonging to one or more of such entities, and Employee shall not disclose such information without the express written authorization of the Board except in the ordinary course of the business of the Casino.  Employee shall, upon termination of this Agreement for any reason whatsoever, turn over to the Board any and all copies he may have of employee lists, patron lists, marketing programs, operating procedures and other information proprietary to the Tribe, the Authority or the Casino.  Employee acknowledges that employee lists, patron lists, marketing programs, operating procedures and other information proprietary to the Tribe, the Authority, the TGA or the Casino are confidential and proprietary information of one or more of such entities and the Tribe, the Authority, the TGA or the Casino, or any of them, may exercise any and all remedies available at law or in equity to enforce this Agreement with respect to non-disclosure of any such proprietary information.  Particularly, the parties agree that, because of the nature of the subject matter of this paragraph 8, in event of a threat or danger of disclosure of such information, it could be extremely difficult to determine the actual damages suffered or to be suffered by breach of this Section 8 or to fully repair the harm done by such action. Accordingly, Authority shall be entitled to injunctive relief (both temporary and permanent), it being acknowledged and agreed that any such actual or threatened breach will cause irreparable injury and that money damages alone will not provide an adequate remedy.  Notwithstanding the foregoing, Tribe, Authority and Casino or any of them as may be appropriate shall be entitled to money damages for any loss suffered or to be suffered as a consequence of Employee’s breach of this Agreement.  The parties acknowledge that this provision shall survive the termination of this Agreement.  Notwithstanding anything herein to the contrary, Employee acknowledges and agrees that information regarding the internal operations, actions, plans, statements (other than public statements), personal information, or activities of the Tribe, the Authority, the TGA, the Casino, the Board, the Tribal Board of Directors, or the Tribal Council, or any of their officers, employees, members or representatives, is included within the meaning of confidential or proprietary information herein and shall be protected as such.

9. Assignment.  This Agreement may be assigned by the Authority, on behalf of itself or the Casino, to any entity formed by the Tribe or the Authority for the express purpose of operating the Casino and any related economic development activities.  This Agreement contemplates the personal services of Employee and neither this Agreement nor any of the rights herein granted to Employee or the duties assumed by him hereunder may be assigned by him.

10. Miscellaneous.

(a)   Employee warrants and represents that there are no restrictions to which he is subject or agreements to which he is a party that would be violated by his execution of this Agreement and his employment hereunder.

(b)   Employee warrants and represents that he is familiar with the licensing and suitability standards generally in the gaming industry in the United States and specifically with respect to the Tribe, the Authority, the TGA, the Casino and the State of California, and is unaware of any information that is likely to cause doubt about his suitability for a gaming license or cause him to be rejected as a candidate for a gaming license or a positive suitability determination.

(c)   This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the Dry Creek Rancheria and the State of California.

(d)   No amendment to this Agreement or any attempted waiver of a provision of this Agreement shall be effective unless in writing and signed by the parties to this Agreement.

(e)   Any controversy that arises out of this Agreement shall be determined in accordance with the laws of the Tribe and the State of California, and shall be settled by binding arbitration under the Uniform Arbitration Act as adopted by the Tribe.  In no event shall any liability of the Tribe, the Authority, the TGA or the Casino or any of them, exceed an amount equal in total to three (3) months of the Base Compensation for a one-year period.

(f)    Employee shall be reimbursed for up to Fifteen Thousand Dollars ($15,000) in moving expenses incurred in connection with his relocation to Sonoma County upon production of appropriate records, invoices, and/or receipts.

(g)   Employee shall receive accommodations at the               Hotel for up to forty five (45) days to enable him to seek housing.

The Parties have executed this Agreement on October 7, 2008, effective as of the Effective Date hereof.

RIVER ROCK ENTERTAINMENT AUTHORITY

By:	/s/Betty Arterberry
Betty Arterberry, Chairperson

EMPLOYEE

/s/ John Cirrincione
John Cirrincione